EXHIBIT 10.9

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[****]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED

EXECUTION

STORE EXPANSION CONSULTING AGREEMENT

THIS AGREEMENT (this “Agreement”) is made as of August 5, 2016, and is entered into by and among Helix Hearing Care (California), Inc., a California corporation (the “Company”), Mark Moore, an individual (“Mark”), Kim Moore, an individual (“Kim”) and Matthew Moore, an individual (“Matthew”) (Mark, Kim and Matthew, collectively, the “Moores”) and InnerScope Advertising Agency Inc., a Nevada corporation (the “Consultant”). The Company, the Consultant and the Moores are sometimes hereinafter referred to individually as a “Party” and together as “Parties.”

WHEREAS, the Buyer is acquiring substantially all of the assets (the “Purchased Assets”) of Moore Family Hearing Company, Inc. (the “MFHC”), as described more fully in that certain agreement by and among the Company, MFHC and the Moores dated as of August 5, 2016 (“Purchase Agreement”);

WHEREAS, all capitalized terms which are used but not defined in this Agreement, shall be given the meaning ascribed to them in the Purchase Agreement;

WHEREAS, Consultant will provide certain services to the Company as set forth on Exhibit A hereto (the “Services”);

WHERAS, Consultant acknowledges that in connection with the consulting relationship with the Company, Consultant will have access to valuable Confidential Information (as defined in Section 5 below) including, but not limited to, customer lists, methods of doing business, business plans and trade secrets:

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. Consulting Relationship. The Company will retain Consultant, and Consultant hereby agrees to work for the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date (as defined below) and, unless sooner terminated as provided in Section 4 hereof, ending six months after the Effective Date (the “Consulting Period”).

2. Consulting Services.

(a) General Service Commitments. During the Consulting Period, Consultant shall provide consulting services as requested by the Company (collectively, “Services”). The Parties agree that both Consultant and the Moores shall be available to the Company on an exclusive basis, and that neither the Consultant nor the Moores shall work as a consultant or otherwise within the Business (as defined below) during the Consulting Period, except for the Company (the Parties agree that any such work would be a conflict of interest). All Services provided to the Company under this Agreement shall be performed by each of Mark, Matthew and Kim personally, unless the Company gives written permission to the Consultant for someone other than the Moores to perform the Services. The Consultant and the Moores, in rendering Services, agree to comply with all sales and marketing policies of the Company and its Affiliates, to the extent applicable to the Services, as such policies may be amended from time to time. The term “Business” as used in this Agreement, means the service of dispensing and fitting hearing aids and operating hearing aid dispensing centers. Services hereunder shall in no event include providing any medical advice to patients or other end-users of hearing aids or other products of the Company.

(b) Supervision. The Moores possess unique skills and knowledge, and the Company is retaining Consultant to obtain and receive these unique skills and knowledge in the performance of Services. Accordingly, the Company shall not directly supervise the Moores as they provide the Services; provided, however, that Consultant’s work for the Company shall conform to this Section 2.

(c) Reporting; Best Efforts. During the Consulting Period, Consultant will report to the President of the Company, or to such other Company executives as may be designated by the Company. The Moores, while rendering Services on behalf of Consultant, will devote their best efforts to the business and affairs of the Company. The Moores, through the Consultant, will render all Services to the best of their ability in a diligent, timely, trustworthy, businesslike and efficient manner.

(d) Hours of Work. Other than scheduled appointments, meetings, telephone conferences and other scheduled events, the Consultant may determine its own hours of work in performing Services, and the Consultant may perform Services out of the Moores’ own homes, rather than working out of the Company’s offices.

(e) Private Pay. To the extent possible, Consultant shall limit marketing efforts to patients who are not enrolled in a Medicaid managed care plan or other federally funded healthcare program.

(f) Additional Services. The Company may reasonably expand or limit the Services under this Agreement; provided, however, that any expansion of services shall be consistent with the Services, as defined in this Agreement.

(g) No Sub-Contracting. Because the Moores’ expertise and knowledge is unique, all Services shall be performed by the Moores alone, and Consultant may not sub-contract any work under this Agreement.

3. Compensation to Consultant.

(a) Consulting Fee. [****]

(b) Earnout Fee. [****].

(c) [Intentionally Omitted].

(d) Taxes and Records. No taxes shall be withheld from the Consultant’s fees. The Consultant and the Moores assume all responsibility for paying any taxes due on fees received from the Company, to the extent any taxes may be due and owing, and shall maintain appropriate records of payments. The Company shall issue 1099 forms to the Moores as required by law.

(e) No Company Group Insurance. The Consultant acknowledges that the Moores will not be eligible for the Company’s group insurance benefits, such as health insurance, and that they are responsible for making arrangements for their own personal insurance coverage.

4. Termination.

(a) Notwithstanding Section 1 of this Agreement, the Company may terminate the consulting relationship for Cause (as defined below). No advance notice of termination need be provided by the Company in the event of a termination for Cause, other than associated with applicable “cure” periods.

(b) For purposes of this Agreement:

“Cause” will mean (i) the Moores’ commission of a felony or other crime involving moral turpitude or any other act or omission involving misappropriation, fraud or breach of fiduciary duty by the Moores, (ii) serious misconduct by the Moores with respect to the Company or any of its Affiliates in the performance of the Moores’ duties hereunder, (iii) unsatisfactory performance which is not remedied by Consultant within 10 days after written notice thereof to Consultant, or (iv) any other material breach of this Agreement by Consultant which, if curable, is not cured within 10 days after written notice thereof to Consultant.

5. Confidential Information. “Confidential Information” will be interpreted to include all information of any sort that is (i) related to the Company or its Affiliates’ current or potential business or is received from third parties subject to a duty to maintain the confidentiality of such information, and (ii) not generally or publicly known. The Consultant agrees that they will use Confidential Information only as necessary and only in connection with the performance of Services (the Company specifically agrees that, as a permitted necessary use, the Consultant may share Confidential Information with their legal counselors, and tax advisors, as long as such advisors agree to maintain the confidentiality of the information, and that the Consultant may also include Confidential Information in tax filings). Consultant agrees that they will not disclose to any unauthorized Person or use for their own or any other purposes (except as described in the immediately preceding sentence) any Confidential Information without the prior written consent of the Company, unless and to the extent that (a) the Confidential Information becomes generally known to and available for use by the public, or becomes generally known to and available within the Company’s industry, other than as a result of Consultant’s acts or omissions or (b) Consultant is ordered by a court of competent jurisdiction to disclose Confidential Information, provided that in such circumstance Consultant must (i) provide prompt written notice to the Company of any relevant process or pleadings that could lead to such an order and (ii) reasonably cooperate with the Company at the Company’s expense to contest, object to or limit such a request and, in any case, when revealing such Confidential Information pursuant to such court order.

6.  Work Product; Intellectual Property. Consultant acknowledges and agrees that all intellectual property, methods, analyses, service marks, writings, audiovisual works, goodwill and tradenames, which relate to the Company or any of its Affiliates’ actual or anticipated business which are conceived, developed or made by Consultant while performing Services during the Consulting Period pursuant to this Agreement (collectively, the “Work Product”) belong to the Company or such Affiliate. All Work Product created by Consultant during the Consulting Period, relating to the business of the Company or its potential businesses, will be considered “work made for hire,” and as such, the Company is the sole owner of all rights, title, and interests therein. Consultant will promptly disclose and deliver such Work Product to the Company and, at the Company’s expense, perform all actions reasonably requested by the Company (whether during or after the Consulting Period) to establish, confirm, document, perfect, record, and protect such ownership. Notwithstanding anything contained herein, nothing in this Section 6 is intended to confer upon the Company or its Affiliates any intellectual property rights or other rights in inventions or other work product developed by Consultant prior to the date of this Agreement or outside of the Services to be provided hereunder.

7.  Non-Compete: Non-Solicitation: Non-Disparagement.

(a)  In further consideration of the compensation to be paid to Consultant hereunder, the Moores acknowledge that in the course of Services that they have, and will continue to, become familiar with the Company’s and its Affiliates’ trade secrets, methods of doing business, business plans and other valuable Confidential Information concerning the Company and its Affiliates and their customers and suppliers and that the Moores’ services have been and will be of special, unique and extraordinary value to the Company and its Affiliates. The Moores agree that, so long as the Moores are providing Services and continuing for 24 months thereafter, the Moores will not, directly or indirectly, anywhere in the Applicable Area (whether on their own account, or as a consultant, agent, partner, manager, joint venturer, owner, operator or officer of any other Person, or in the case of the Moores, as an employee, or in any other manner): (i) act in a capacity, or provide services, similar to those that the Moores acted in or provided for the Company, for any other business that is, directly or indirectly, engaged in the Business; (ii) supervise, manage or oversee others engaging, directly or indirectly, in the Business, or manage, control, participate in, provide financing to, consult with, or render services for, any other Person that, directly or indirectly, engages in the Business; or (iii) directly or indirectly have any ownership interest (whether as proprietor, partner, member, stockholder or otherwise) in any business (regardless of the form in which conducted) which is, directly or indirectly, engaged in the Business; provided, nothing herein will prohibit the Moores from being a passive owner of not more than 1% of the outstanding stock of any class of a corporation which is publicly traded, and nothing herein will prohibit the Moores from passive investments in any privately held corporation or other entity which does not engage in the Business. The term “Applicable Area” means a 10 mile radius of any of the existing clinics of the Company, which are listed on Exhibit B hereof, (2) the clinics or retail stores purchased by the Company pursuant to the Purchase Agreement and (3) the clinics or retail stores opened by Consultant pursuant to this Agreement.

(b)  For 12 months after termination of the Consulting Period (the “Nonsolicit Period”) the Moores will not, directly or indirectly, in any manner: (i) hire or engage, or recruit, solicit or otherwise attempt to employ or retain or enter into any business relationship with, any current or former employee of the Company, (ii) induce or attempt to induce any current or former employee of the Company or any of its Affiliates, to leave the employ of the Company or any such Affiliate, or in any way interfere with the relationship between the Company or any of its Affiliates and any of their employees; provided, however, that the Moores may hire former employees and consultants to the Company and Affiliates after such former personnel have ceased to be employed or otherwise engaged by the Company or any of its Affiliates for a period of at least 12 months, and further provided, that nothing in this Section 7(b) is intended to prohibit the Moores from making solicitations in media of general circulation that are not targeted at employees of the Company or any of its Affiliates.

(c)  The Moores acknowledge and agree that the restrictions contained in this Section 7 with respect to time, geographical area, and scope of activity are reasonable and do not impose a greater restraint than is necessary to protect the goodwill and other legitimate business interests of the Company and its Affiliates and that the Moores has had the opportunity to review the provisions of this Agreement with legal counsel. In particular, the Moores agree and acknowledge that the Company is now or will be engaging in the Business and actively marketing its services and products within the Business throughout the Applicable Area, that the Company and its Affiliates expend significant time and effort developing and protecting the confidentiality of their methods of doing business, technology, customer lists, long term customer relationships and trade secrets and such methods, technology, customer lists, customer relationships and trade secrets have significant value. The existence of any claim or cause of action by the Moores against the Company or any of its Affiliates, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by the Company of the provisions of Sections 5, 6 or this Section 7, which Sections will be enforceable notwithstanding the existence of any breach by the Company. Notwithstanding the foregoing, the Moores will not be prohibited from pursuing such claims or causes of action against the Company.

(d)  In the event of the breach or a threatened breach by the Moores of any of the provisions of Sections 5, 6 or this Section 7, the Company and any of its Affiliates, in addition and supplementary to any other rights and remedies existing in their favor, may seek specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof.

(e)  If either Party (i) brings any action or proceeding to enforce any provision of this Agreement or to obtain damages as a result of a breach of this Agreement or to enjoin any breach of this Agreement and (ii) prevails in such action or proceeding, then the non-prevailing Party will, in addition to any other rights and remedies available to such Party, reimburse the prevailing Party for any and all reasonable costs and expenses (including attorneys’ fees) incurred by the prevailing Party in connection with such action or proceeding.

(f)  The Parties recognize that their reputations are valuable assets. The Moores agree not to disparage the Company. The Company agrees not to disparage the Moores. These obligations apply to oral statements as well as to written statements.

8.  Independent Contractor Relationship. The Company and the Consultant agree that all Services will be rendered by the Consultant in the capacity of an independent contractor of the Company. Under such circumstances, the Moores will not be covered under any Company employee benefit plans, and shall not be eligible for the Company’s workers compensation benefits. This Agreement shall not be interpreted or construed as creating or evidencing an employment, association, joint venture, partnership or franchise relationship among the parties or as imposing any employment, partnership, or franchiser obligation or liability on either Party.

9.  Consultant’s Lack of Authority. The Moores have no authority to bind the Company to contracts, or to act as an agent of the Company in any way, except as expressly delegated by the Company. The Moores shall not use the Company’s trademarks, or branding, at any time, except as permitted by the Company in writing.

10.  Company’s Indemnity Commitment to Consultant. The Company shall indemnify, defend, and hold harmless the Consultant, to the fullest extent permitted by applicable law, from and against any damages or liabilities, including reasonable attorney’s fees, that the Consultant may sustain by reason of the Company’s acts or omissions in connection with the consulting relationship or Services under this Agreement. Provided, however, that the Consultant shall not be indemnified for damages or liabilities to the extent that the Consultant receive the proceeds of insurance covering the same, or is otherwise reimbursed through some other source, nor will the Consultant be indemnified for damages or liabilities caused by the Consultant’s own acts or omissions. Separate counsel, reasonably acceptable to Consultant, shall be provided where joint representation would or might create a conflict of interest. The Consultant agrees to cooperate with the Company’s counsel in any legal proceeding, or in connection with any claim, where this obligation is or may be applicable.

11.  Consultant’s Indemnitv Commitment to Company. The Consultant indemnifies, defends, and holds harmless the Company, to the fullest extent permitted by applicable law, from and against any damages or liabilities, including reasonable attorney’s fees, that the Company may sustain because of the Consultant’s or the Moores’ acts or omissions in connection with the consulting relationship or Services under this Agreement, including but not limited to any damages that the Company may sustain related to MFHC’s minority shareholder, GN Resound or its Affiliates. Provided, however, that the Company shall not be indemnified for damages or liabilities to the extent that the Company receives the proceeds of insurance covering the same, or is otherwise reimbursed through some other source, nor will the Company be indemnified for damages or liabilities caused by the Company’s own acts or omissions. Separate counsel, reasonably acceptable to the Company, shall be provided where joint representation would or might create a conflict of interest. The Company agrees to cooperate with the Consultant’s counsel in any legal proceeding, or in connection with any claim, where this obligation is or may be applicable.

12.  The Moores’ Representations. Each of the Moores hereby represents and warrants to the Company that (i) they have entered into this Agreement of their own free will for no consideration other than as referred to herein, (ii) the execution, delivery and performance of this Agreement by the Moores does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Moores is a party or by the Moores is bound, (iii) the Moores are not parties to or bound by any employment, non-competition, confidentiality or other similar agreement with any other Person and (iv) upon the execution and delivery of this Agreement by the Company, this Agreement will be the valid and binding obligation of the Moores, enforceable in accordance with its terms.

13.  Notices. Any notice provided for in this Agreement will be in writing and will be either personally delivered, sent by reputable overnight courier service, sent by facsimile (with hard copy to follow by regular mail) or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

If to Consultant or the Moores:

InnerScope Advertising Agency, Inc.

2281 Lava Ridge Ct., Suite 130

Roseville, CA 95661

Attn: Matthew Moore, President

Fax: 916 218 4101

Email: matthewmoore@hearingmed.com

with a copy to:

InnerScope Advertising Agency, Inc.

2281 Lava Ridge Ct., Suite 130

Roseville, CA 95661

Attn: Mark Moore, Chairman

Fax: 916 218 4101

Email: markmoore@hearingmed.com

If to the Company:

Helix Hearing Care (California), Inc.

1101 Brickell Ave., Suite N401, Miami, Florida 33131

Attn: President

with a copy to:

Helix Hearing Care (California), Inc.

1101 Brickell Ave., Suite N401, Miami, Florida 33131

Attn: Maria C. Mayer, Esq.

Vice President of Legal

Email: mmye@widex.com

or such other address or to the attention of such other person as the recipient Party will have specified by prior written notice to the sending Party. Any notice under this Agreement will be deemed to have been given when so delivered, sent or mailed.

14.  Complete Agreement. This Agreement embodies the complete agreement and understanding among the Parties and supersedes and preempts any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way.

15.  Counterparts. This Agreement may be executed in separate counterparts (including by facsimile signature pages), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

16.  Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Moores, the Company and their respective heirs, successors and assigns. The Moores may not assign their rights or delegate their duties or obligations hereunder without the prior written consent of the Company. The Company may assign its rights and obligations hereunder (including without limitation its rights under Section 7) without the consent of, or notice to, the Consultant, to any of the Affiliates or to any Person that acquires the Company or any portion of its business or its assets, in which case all references to the Company will refer to such assignee.

17. Choice of Law; Exclusive Venue. THIS AGREEMENT, AND ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT, WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF FLORIDA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS. THE PARTIES AGREE THAT ALL DISPUTES, LEGAL ACTIONS, SUITS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT MUST BE BROUGHT EXCLUSIVELY IN A FLORIDA STATE COURT IN MIAMI DADE COUNTY, FLORIDA (COLLECTIVELY THE “DESIGNATED COURTS”). EACH PARTY HEREBY CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE DESIGNATED COURTS AND THEIR APPELLATE COURTS. NO LEGAL ACTION, SUIT OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN ANY OTHER FORUM.

18.  Mutual Waiver of Jury Trial. THE COMPANY AND CONSULTANT AND THE MOORES EACH WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY OF CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE COMPANY AND THE CONSULTANT AND THE MOORES EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION WILL BE TRIED BY A COURT TRIAL WITHOUT A JURY.

19.  Effective Date. This Agreement will become effective on the date of its execution and the closing of the transactions contemplated by the Purchase Agreement (the “Effective Date”). If for any reason the closing of the transactions contemplated by the Purchase Agreement does not occur, then this Agreement will not be effective and will be of no force or effect.

20.  Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company, on the one hand, and the Consultant on the other hand, and no course of conduct or course of dealing or failure or delay by any Party hereto in enforcing or exercising any of the provisions of this Agreement will affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Store Expansion Consulting Agreement as of the date first written above.

CONSULTANT:

INNERSCOPE ADVERTISING AGENCY, INC.,
a Nevada corporation

By: /s/ Matthew Moore
Matthew Moore, President

THE MOORES:

/s/ Mark Moore
Mark Moore, an individual

/s/ Kim Moore
Kim Moore, an individual

/s/ Matthew Moore
Matthew Moore, an individual

COMPANY:

HELIX HEARING CARE (CALIFORNIA), INC.,
a California corporation

By: /s/ Maria C. Mayer
Maria C. Mayer, Vice President

Exhibit A

The primary scope of activities shall be the following. All activities, costs and details for expansion need to be approved by Company management.

a. Be responsible for all physical plant and marketing details of a new store opening in select areas.

i.	Physical Plant Opening: [****]
ii.	Given unforeseen issues with locations, costs, or other related problems, this initial list could be adapted, but the expectation of 5 stores in the initial 6 month-term remains the same.
iii.	Marketing and Advertising: Develop direct mail and newspaper ads to support the marketing plan for “New Store Openings”, using the creative strategy developed by Consultant.
• Consultant and Moores will work together to create appropriate advertising schedules, marketing objectives, and creative goals.
• The advertising plan as well as the total cost of each plan will be presented for approval to Company prior to ordering and implementation.
• Company is responsible for the total cost and fees of the marketing plan and thus will be billed separately from Consultant and not part of the section 3 under this Agreement.
iv.	Selection of office site
v.	Procurement of site
vi.	Management of lease negotiations
vii.	Layout and Design of locations
viii.	Signage
ix.	Management of all build out and Tenant Improvements as needed in each location
x.	Management of all equipment and furniture as needed in each location
xi.	Management audio/visual as needed in each location as coordinated with AMG IT
xii.	Obtaining proper city, county licenses
xiii.	Decorate and complete setup of each location ready for operation
xiv.	Open House Schedules and Support

____________________________________________________________________

Exhibit B

A-1 Hearing Centers, 7730 AA Herschel Ave., La Jolla, CA

A-1 Hearing Centers, 2934 Lincoln Ave., San Diego, CA

A-1 Hearing Centers, 1132 San Marino Dr., San Marcos, CA

Audiologic Associates of Santa Barbara, 215 West Pueblo St, Santa Barbara, CA

Audiologic Associates of Santa Barbara, 2027 Village Lane, Solvang, CA

Greenley Oaks, 795 Morning Star Drive, Sonora, CA

Hearing Resource Center, 100 S. Ellsworth Ave., San Mateo, CA

True Sound, 1539 Shoat Blvd., San Francisco, CA